PROMISSORY NOTE

$1,000,000                                                        March 15, 2005

         Nano Chemical Systems Holdings, Inc., a Nevada corporation (the "Maker"), with an address at P.O. Box 10591 Portland, Oregon 97296, for value received, hereby promises to pay to the order of Green Tree Spray Technologies, LLC, a Delaware Limited Liability Company ("Green Tree"), the principal sum of One Million Dollars ($1,000,000), plus interest on the unpaid principal balance thereof at a rate of eight percent (8%) per year from the date hereof until paid in full. Interest on this note shall be computed on a 365/365 simple interest basis, that is, by applying the ratio of the annual interest rate by the number of days in the year times, outstanding principal balance times the actual number of days that the principal balance is outstanding. This Note shall be payable interest-only, in arrears, on a quarterly basis, commencing upon the first such date subsequent to the date of execution hereof, and due and payable in full, principal and interest, twenty-four months from the date hereof (the "Maturity Date"). Notwithstanding the foregoing, interest on all amounts owing under this Note after the Maturity Date or the occurrence of an Event of Default (as hereinafter defined), including, without limitation, after the occurrence of an Event of Default (as hereinafter defined) based on the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding (whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), shall accrue at a rate equal to the lesser of (a) the maximum rate permitted by applicable law and (b) five percent (5%) per annum in excess of the interest rate set forth above which would otherwise accrue, absent an Event of Default or the occurrence of the Maturity Date, on all unpaid principal owing under this Note (the "Default Rate"). If any payment of principal or interest or any other amount under this Note becomes due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extensions shall be included in computing interest in connection with such payments. For purposes of this Note, a "Business Day" shall mean any day, other than Saturdays, Sundays or other days on which commercial banks are required by law to be closed in the State of New York. All payments made by Maker under this Note shall be in immediately available funds and U.S. dollars.

         Reference is made to the Security Agreement, dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the "Security Agreement"), by Maker and Green Tree, as hereinafter defined, which, among other things, secures all of Maker's obligations under this Note. Capitalized terms and phrases used in this Note without definition in this Note shall have the respective meanings set forth in the Security Agreement.

         The principal balance of this Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty, together with all accrued interest on the principal balance so prepaid.

         The principal balance of this Note shall, to the extent an adjustment is so provided for, be adjusted as set forth in Section 2.2(b) of the Asset Purchase Agreement dated as of March 15, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the "Purchase Agreement") between Maker and Green Tree. Any such adjustment, if resulting in any increased Unadjusted Purchase Price, as described in the Purchase Agreement, shall increase each quarterly payment by an equal amount and any such adjustment resulting in a decreased Unadjusted Purchase Price, as described in the Purchase Agreement, shall reduce each remaining installment by an equal amount.

         If any of the following events, acts or circumstances shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be affected by operation of law or otherwise) (each, an "Event of Default"):

         The Company shall be in default under this Note upon the occurrence of any of the following events:

         1. The Company fails to timely perform any of its obligations under, or otherwise breaches any covenants or warranties of this Note;
         2. Any statement, representation, or warranty made by the Company or its agents to Holder shall prove to have been false or materially misleading when made; and/or,
         3. The Company shall become insolvent, or unable to meet its obligations as they become due, or shall file or have filed against it, voluntarily or involuntarily, a petition under the United States Bankruptcy Code or shall procure or suffer the appointment of a receiver for any substantial portion of its properties, or shall make an assignment for benefit of creditors, or shall initiate or have initiated against it, voluntarily or involuntarily, any act, process, or proceedings under any insolvency law or other statute or law providing for the modifications or adjustment of the rights of creditors.


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         Upon any  event of  default,  Holder  may  declare  the  entire  unpaid principal balance of this Note and all accrued unpaid interest immediately due, without notice, and the Company agrees to pay such amount immediately in such event. In the event of default, the Company agrees to pay all of Holder's costs of collection, including attorney's fees; this shall include legal expenses for the bankruptcy proceedings or insolvency proceedings (including efforts to modify or vacate any automatic stay or injunction), court costs, appeals, post-judgement collection expenses and any other amount provided by law. The parties intend this provision to be given the most liberal construction possible and to apply to any circumstances in which such party reasonably incurs expenses. No delay or omission on the part of any Holder hereof in exercising any right or option herein given to such Green Tree shall impair such right or option or be considered as a waiver thereof or acquiescence in any default hereunder.

         Except as otherwise specified pursuant to this Note, any notice, request, information or other document to be given pursuant to this Note, shall be in writing and shall be given by hand delivery, telecopier, certified or registered U.S. mail or a private courier service which provides evidence of its receipt as part of its service, as follows:

             If to Maker to:           NANO CHEMICAL SYSTEMS HOLDINGS, INC.
                                       c/o Katrina Cleburn
                                       P.O. Box 10591
                                       Portland, Oregon 97296

             If to Green Tree:         GREENTREE SPRAY TECHNOLOGIES, LLC.
                                       c/o Tina Dennis
                                       105 Park Ave.
                                       Seaford, DE 19971

         Maker or Payees may change the address to which notices hereunder are to be sent to it by giving written notice of such change as herein provided. Any notice given hereunder shall be deemed given on the date of hand delivery, transmission by telecopier, deposit with the U.S. postal service or delivery to a courier service, as appropriate.

         EACH OF THE MAKER AND GREEN TREE AGREES AND ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY INDEPENDENT COUNSEL IN CONNECTION WITH THIS NOTE OR BEEN ADVISED THAT IT SHOULD BE REPRESENTED BY INDEPENDENT COUNSEL IN CONNECTION WITH THIS NOTE. IF MAKER OR GREEN TREE HAS DECIDED NOT TO BE REPRESENTED BY INDEPENDENT COUNSEL IN CONNECTION WITH THIS NOTE, IT IRREVOCABLY AND FOREVER WAIVES ANY AND ALL DEFENSES OR RIGHTS ARISING OUT OF OR RELATED TO SAID DECISION.

         In the event any one or more of the provisions contained in this Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         If, at any time, the rate of interest under this Note shall be deemed by any competent court of law, governmental agency, or tribunal to exceed the maximum rate of interest permitted by the laws of any applicable jurisdiction or the rules or regulations of any appropriate regulatory authority or agency, then during such time as such rate of interest would be deemed excessive, that portion of each interest payment attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal or, if all principal has been paid, that portion of each interest payment attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be promptly refunded to Maker.


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         This Note shall be  construed  in  accordance  with and governed by the laws of the State of Nevada without giving effect to conflict of law principles.

                                  Nano Chemical Systems Holdings, Inc., a Nevada corporation

                                  By: /s/ Katrina Cleburn
                                      ------------------------
                                      Name:  Katrina Cleburn
                                      Title: President
Attest:



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                                   SCHEDULE A

                              Payment Instructions




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